Exhibit 99.1
News Release

Investor Relations Contact:	Corporate Communications Contact:
Sonia Segovia, IR Coordinator	Abbie Kendall, Principal
PDF Solutions, Inc.	Armstrong Kendall, Inc.
Tel: (408) 938-6491	Tel: (503) 672-4681
Email: sonia.segovia@pdf.com	Email: abbie@akipr.com
PDF Solutions® Reports Record
Third Quarter 2005 Revenue
Record Gainshare Contributes to 11th Sequential Quarter of Revenue Growth
     SAN JOSE, Calif.—October 20, 2005—PDF Solutions, Inc. (Nasdaq: PDFS) the leading provider of process-design integration technologies to enhance IC manufacturability, today announced financial results for its third fiscal quarter ended September 30, 2005.
     Revenue for the third fiscal quarter of 2005 totaled a record $18.5 million, an increase of 12%, compared with revenue of $16.5 million for the third fiscal quarter of 2004. Gainshare revenue for the third fiscal quarter of 2005 totaled a record $3.1 million, an increase of 28%, compared to the third fiscal quarter of 2004. On a GAAP basis, net income for the third fiscal quarter of 2005 totaled approximately $1.5 million, or $0.06 per diluted share, compared with net income of approximately $135,000, or $0.01 per diluted share, for the third fiscal quarter of 2004.
     In addition to using GAAP results in evaluating PDF Solutions’ business, management also believes it useful to measure results using a non-GAAP measure of net income or loss, which excludes amortization of stock-based compensation and acquired intangible assets. Using this non-GAAP measure, net income for the third fiscal quarter of 2005 totaled approximately $3.0 million, or $0.11 per diluted share, compared with non-GAAP net income of approximately $1.5 million, or $0.06 per diluted share, for the third fiscal quarter of 2004.
     As previously announced, PDF will hold a live conference call beginning at 3:00 p.m. Pacific Time/6:00 p.m. Eastern Time today to discuss these quarterly results. A live webcast of
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this conference call will be available on PDF Solutions’ website at http://ir.pdf.com/medialist.cfm. A replay of the call will be available at the same website address beginning approximately two hours after completion of the live call. Further, a copy of this press release, including the disclosure and reconciliation of certain non-GAAP financial measures to the most directly comparable GAAP measure, which non-GAAP measures may be used periodically by PDF Solutions’ management when discussing financial results with investors and analysts, will be available on PDF Solutions’ website at http://www.pdf.com/news_archive.phtml following the date of this release.
About PDF Solutions
PDF Solutions, Inc. (Nasdaq: PDFS) is the leading provider of process-design integration technologies for manufacturing integrated circuits (ICs). PDF Solutions’ software, methodologies and services enable semiconductor companies to create IC designs that can be more easily manufactured using manufacturing processes that are more capable. By simulating deep sub-micron product and process interactions, the PDF solution offers clients reduced time to market, increased IC yield and performance, and enhanced product reliability and profitability. Headquartered in San Jose, Calif., PDF Solutions operates worldwide with additional offices in Europe and Japan. For more information, visit www.pdf.com.
PDF Solutions® is a registered trademark of PDF Solutions, Inc.
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PDF SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	September 30,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$59,341	$45,660
Accounts receivable, net of allowances	17,627	15,978
Prepaid expenses and other current assets	2,399	2,685
Deferred tax assets	2,265	1,586

Total current assets	81,632	65,909
Property and equipment, net	3,525	3,321
Goodwill	39,886	39,886
Intangible assets, net	11,288	15,791
Other assets	448	500

Total assets	$136,779	$125,407

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,443	$1,023
Accrued compensation and related benefits	4,296	3,209
Other accrued liabilities	1,767	2,593
Taxes payable	4,961	3,286
Deferred revenues	2,378	2,905
Billings in excess of recognized revenue	2,425	1,581

Total current liabilities	17,270	14,597
Long-term liabilities	272	311
Deferred tax liabilities	847	1,701

Total liabilities	18,389	16,609

Stockholders’ equity:
Common stock	4	4
Additional paid-in-capital	139,676	134,191
Treasury stock, at cost	(5,549)	(4,806)
Deferred stock-based compensation	(45)	(148)
Notes receivable from stockholders	—	(550)
Accumulated deficit	(15,703)	(19,975)
Accumulated other comprehensive income	7	82

Total stockholders’ equity	118,390	108,798

Total liabilities and stockholders’ equity	$136,779	$125,407

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PDF SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2005	2004	2005	2004
Revenue:
Design-to-silicon-yield solutions:
Integrated solutions.	$13,834	$13,224	$38,658	$36,082
Software licenses	1,533	812	8,179	3,162
Gain share	3,090	2,414	8,069	5,051

Total revenue	18,457	16,450	54,906	44,295

Cost and expenses:
Cost of design-to-silicon-yield solutions:
Direct costs of design-to-silicon-yield solutions:
Integrated solutions.	6,382	5,881	17,898	15,541
Software licenses	15	6	273	69
Amortization of acquired core technology	1,266	1,266	3,798	3,943
Research and development	5,474	4,940	16,465	14,980
Selling, general and administrative	3,971	3,801	12,174	11,220
Stock-based compensation amortization*	19	134	93	681
Amortization of other acquired intangible assets	235	351	705	1,171

Total costs and expenses	17,362	16,379	51,406	47,605

Income (loss) from operations	1,095	71	3,500	(3,310)
Interest and other income, net	463	150	1,085	441

Income (loss) before taxes	1,558	221	4,585	(2,869)
Tax provision (benefit)	22	86	313	(702)

Net income (loss)	$1,536	$135	$4,272	$(2,167)

Net income (loss) per share:
Basic	$0.06	$0.01	$0.17	$(0.09)

Diluted	$0.06	$0.01	$0.16	$(0.09)

Weighted average common shares:
Basic	26,101	25,293	25,887	25,310

Diluted	27,779	25,983	27,298	25,310

* Stock-based compensation amortization:
Cost of design-to-silicon-yield solutions	$—	$2	$—	$39
Research and development	11	130	85	606
Selling, general and administrative	8	2	8	36

	$19	$134	$93	$681

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PDF SOLUTIONS, INC.
RECONCILIATION OF REPORTED GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended
	September 30,	September 30,
	2005	2004
GAAP net income	$1,536	$135

Stock-based compensation amortization	19	134

Amortization of intangibles, net of taxes	1,480	1,226

Non-GAAP net income	$3,035	$1,495

Non-GAAP net income per share —diluted	$0.11	$0.06

Weighted average common shares — diluted.	27,779	25,983

Use of Non-GAAP Information
In addition to providing results that are determined in accordance with Generally Accepted Accounting Principles in the United States of America (GAAP), PDF Solutions also provides certain Non-GAAP financial measures that exclude certain charges as additional information relating to its operating results. PDF Solutions’ management believes that the presentation of these measures provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations. PDF Solutions has also chosen to provide this information to investors to enable them to perform meaningful comparisons of PDF Solutions’ past, present and future operating results. These measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. The calculations of non-GAAP financial measures have been adjusted to exclude the effects of amortization of stock-based compensation and acquired intangible assets.
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